Exhibit 99.1

Professional Diversity Network, Inc. Announces its 2013 Financial Results

CHICAGO – March 27, 2014 (GLOBE NEWSWIRE) – Professional Diversity Network, Inc. (NASDAQ:IPDN), an Internet software and services company specializing in diversity recruitment resources for corporations, government agencies and job seekers, announced today its fiscal year-end financial results for the year ended December 31, 2013.

Highlights include:

•
Direct Sales Force Bookings in the fourth quarter of 2013 were $477,000, compared to $194,000 in the third quarter of 2013, representing a quarterly increase of 146%, further validating the strength of our internal sales force.

•	Our registered users grew to 2.8 million at the end of 2013, a 22% increase from 2.3 million at the end of 2012. As announced earlier this week, we have now exceeded 3 million registered users

•
Our OFCCP compliance services have been enhanced to address the new regulations that went into effect as of March 24th, 2014.  In the 4th quarter over 20% of all enterprise sales included compliance services.

2013 Year-End Financial Results

For the year ended December 31, 2013, the Company reported Total Revenues of $4,034,644, a 34% decrease from the same period one year prior, attributable primarily to the previously announced conclusion of the Company's contract with Monster Worldwide, Inc. Total Revenues for the fiscal fourth quarter of 2013 were $1,158,632, compared to $1,417,641 in the same period one year prior.

Total Operating Expenditures during 2013 increased by 67% compared to the year prior, from $3,623,104 to $6,044,999. For the quarter ended December 31, 2013, Total Operating Expenditures were $2,028,883, an increase of $944,028 from $1,020,451 in the 4th quarter of 2012.

The Company reported a Net Loss and a Comprehensive Loss for 2013 of $1,436,387 and $1,428,747 respectively, as compared to Net Income and Comprehensive Income of $2,371,691 and $2,403,839 in the year prior, primarily attributable to the change in the business model that went into effect during 2013. Net Loss and Comprehensive Loss for the quarter ending December 31, 2013 were $549,909 and $540,766, respectively, versus $358,621 in Net Income and $390,769 in Comprehensive Income in the same period one year prior.

Comprehensive Net Loss per Share for the year ending December 31, 2013 was $0.23/share, compared to a Comprehensive Net Income one-year prior of $0.65/share. Comprehensive Net Loss per Share for the quarter ending December 31, 2013 was $0.09/share, compared to a Comprehensive Net Income one-year prior of $0.10/share.

Total Stockholder's Equity at December 31, 2013 was $20,499,133, a reduction of $561,164 or 3% lower than the $21,060,297 reported in the prior sequential fiscal quarter ended September 30, 2013.

Loss from operations during 2013 was $2,010,355 compared to a profit of $2,531,007 in the year prior, representing a 179% reduction. During the 4th quarter of 2013, loss from operations was $870,250, compared to income of $397,190 during the same period one-year prior.

As of December 31, 2013 the Company had $18,736,495 in cash, which represents an increase of $17,868,201, from the prior year ended December 31, 2012, due to the initial public offering on March 5, 2013.  Accounts Receivable as of F4Q13 was $1,218,112, 37% less than the $1,923,048 which the Company reported at the end of 2012. This decrease was due to the change in our business model during 2013. Total Assets for the period were $22,020,197, an increase from $5,126,448 that the Company reported during for the year December 31, 2012, attributable to the initial public offering in 2013.

"We are pleased to announce results from the fourth quarter that reflect the traction our internal direct sales team has been having and I look forward to discussing these successes on the forthcoming conference call," said Professional Diversity Network's CEO James Kirsch. Mr. Kirsch continued, "During the fourth quarter, we increased our bookings by 146% over the third quarter of 2013 and I expect results to continue in forthcoming quarters. Additionally, our OFCCP compliance services were enhanced with the new regulations that went into effect on March 24, 2014 and during the fourth quarter of 2013, 20% of all enterprise sales included compliance services. Finally, as we announced earlier this week, we now have over three million registered users.”

The Company will host a conference call at 4:30 pm Eastern Time today to discuss the financial results. Please call (877) 407-9205 (US toll free) or (201) 689-8054 (International) to participate in the call, no passcode needed. A replay of this conference call will also be available following the call at http://investor.prodivnet.com.

About Professional Diversity Network, Inc.

The Professional Diversity Network platform provides employers that value diversity with access to diverse talent to meet their hiring needs. Professional Diversity Network owns and operates professional networking communities including: iHispano.com for Hispanic professionals, BlackCareerNetwork.com for African-American professionals, WomensCareerChannel.com for professional women, Military2Career.com for Veterans, ProAble.net for professionals with disabilities, OutProNet.com for professionals in the LGBT community, and AsianCareerNetwork.com for Asian-American professionals. For more information, visit www.prodivnet.com.

CONTACT: Professional Diversity Network, Inc.
         David Mecklenburger, CFO
         312-614-0944
         dmecklenburger@prodivnet.com

         Capital Markets Advisor
         Merriman Capital, Inc.
         Douglas Rogers, Managing Director
         Head of Capital Markets Advisory Group
         415-248-5612
         drogers@merrimanco.com